Exhibit 99.1

ERF Wireless and Schlumberger Sign Exclusive Reseller Agreement for United States and Canada

Friday January 16, 8:00 am ET

Schlumberger Expands Wireless Broadband and WiMAX Services to the Oil and Gas Industry with ERF Wireless

HOUSTON--(BUSINESS WIRE)--ERF Wireless Inc. (OTCBB:ERFW - News) and Schlumberger (NYSE:SLB) today announced that the two companies have entered into an exclusive agreement for delivery of wireless broadband services throughout North America. Schlumberger will extend the footprint of its market leading IPresence* and IPerformer* services using ERF Wireless comprehensive high-speed low-latency wireless and WiMAX coverage.

“This joint contract with ERF Wireless provides Schlumberger with the ability to deliver cost effective communications to the oil and gas industry in the ERF Wireless coverage areas,” said Slavo Pastor, vice president, Schlumberger Information Solutions, North America. “This will increase real-time activities and collaboration between remote sites and office-based asset teams.”

Under the contract terms, Schlumberger will exclusively resell wireless broadband and WiMAX terrestrial communications products and services from ERF Wireless in the North American oil and gas market.

John Nagel, CEO of the ERF Wireless Oil and Gas Services subsidiary, said, “The new Schlumberger and ERF Wireless broadband service empowers energy companies to execute on their digital oilfield initiatives. We’re proud to be working with Schlumberger to increase productivity, safety and crew welfare throughout the North American oil and gas sector.”

ERF Wireless owns and operates one of the largest wireless broadband networks in the domestic oil and gas sector and is aggressively building and acquiring new wireless broadband networks in territories specific to the oil and gas business.

“Over the past year, the oil and gas industry has become an important part of the ERF Wireless business plan to further utilize the extensive wireless networks we have built and acquired over the past four years. Through this agreement with Schlumberger, we are developing a premiere oil and gas sales channel for our wireless broadband. This will be a powerful catalyst for our vertical markets growth into the oil and gas sector,” said Dr. H. Dean Cubley, CEO of ERF Wireless, Inc.

ERF Wireless began its high-speed wireless broadband services to the oil and gas industry by mobilizing its Mobile Broadband Trailer System (MBTS) to active drilling sites. The rugged and portable delivery mechanism uniquely supports the mobile nature of drilling and production operations.

The ERF Wireless Network delivers real-time data and high-speed Internet bandwidth to remote drilling, production and pipeline facilities. ERF Wireless’ high-speed bandwidth also enables voice over IP, video conferencing, security surveillance and monitoring systems to protect employees, the environment and on-site assets.

For the last 15 years, Schlumberger has been one of the major communication providers to the oil and gas industry, delivering communication solutions to remote and frontier locations. Schlumberger offers a variety of satellite, wireless, terrestrial, data and voice solutions. Through the design and implementation of custom-engineered communication solutions, Schlumberger provides network solutions where reliable telecommunications infrastructure is not readily available.

About Schlumberger

Schlumberger is the world's leading oilfield services company supplying technology, information solutions and integrated project management that optimize reservoir performance for customers working in the oil and gas industry. The company employs more than 84,000 people of over 140 nationalities working in approximately 80 countries. Schlumberger supplies a wide range of products and services from seismic acquisition and processing; formation evaluation; well testing and directional drilling to well cementing and stimulation; artificial lift and well completions; and consulting, software, and information management. In 2007, Schlumberger revenue was $23.28 billion. For more information, visit www.SLB.com.

About ERF Wireless

ERF Wireless Inc. is a fully reporting public corporation located in League City, Texas, and is the parent company of ERF Oil & Gas Services, ERF Enterprise Network Services, ERF Bundled Wireless Services, ERF Wireless Messaging Services, and ERF Network Services. The company specializes in providing wireless and broadband product and service solutions to enterprise, commercial and residential clients on a regional, national and international basis. Its principals have been in the wireless broadband, network integration, triple-play FTTH, IPTV and content delivery business for more than 40 years. For more information, please visit our websites at www.erfwireless.com and www.erfwireless.net or call 281-538-2101. (ERFWG)

Forward-looking statements in this release regarding ERF Wireless Inc. and its subsidiaries are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the company's products, increased levels of competition, new products and technological changes, the company's dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission.

*Mark of Schlumberger

Contact:
ERF Wireless Inc.
Clareen O'Quinn, 281-538-2101 ext. 113
coquinn@erfwireless.com
or
Schlumberger
Susan Ganz, 281-285-8245
sganz1@slb.com